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                UNITED STATES                   OMB Number: 3235-0145
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                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 16)*

                            P. H. GLATFELTER COMPANY
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   377316 10 4

                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 pages
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CUSIP NO.   377316 10 4               13 G               PAGE  2  OF   6  PAGES
-------------------------                                -----------------------

================================================================================
   1     NAME OF REPORTING PERSON

         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Philip H. Glatfelter III            S.S. # ###-##-####

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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                         (a) [ ]
                                                         (b) [X]

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   3     SEC USE ONLY

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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

               United States

================================================================================

    NUMBER OF        5    SOLE VOTING POWER
      SHARES
   BENEFICIALLY                 0
     OWNED BY
       EACH          -----------------------------------------------------------
    REPORTING          6    SHARED VOTING POWER
      PERSON
       WITH                       0*

                     -----------------------------------------------------------
                       7    SOLE DISPOSITIVE POWER

                                  0

                     -----------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                                  0*
================================================================================

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0*

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  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                             [ ]
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  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0*

--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

               IN

================================================================================

                      *SEE INSTRUCTION BEFORE FILLING OUT!
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                                  SCHEDULE 13G

ITEM 1.

            (a)   Name of Issuer:

                  P. H. Glatfelter Company

            (b)   Address of Issuer's Principal Executive Offices:

                  228 South Main Street
                  Spring Grove, PA  17362

ITEM 2.

            (a)   Name of Person Filing:

                  Philip H. Glatfelter III

            (b)   Address of Principal Business Office or, if none, Residence:

                  228 South Main Street
                  Spring Grove, PA  17362

            (c)   Citizenship:

                  United States

            (d) Title of Class of Securities:

                  Common Stock

            (e) CUSIP Number:

                  377316 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable


                                Page 3 of 6 pages
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ITEM 4.           OWNERSHIP.

                  Amount Beneficially Owned:

                  0*

                  * Mr. Glatfelter passed away on January 15, 1997.

                  Percent of Class:

                  0

                  Number of shares as to which such person has:

                    (i)  sole power to vote or to direct the
                         vote:    0

                   (ii)  shared power to vote or to direct
                         the vote:  0

                  (iii)  sole power to dispose or to direct the
                         disposition of:   0

                   (iv)  shared power to dispose or to direct the
                         disposition of:  0

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON:

                  Not Applicable

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE
                  SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                  REPORTED ON BY THE PARENT HOLDING COMPANY:

                  Not Applicable


                                Page 4 of 6 pages
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ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                  THE GROUP:

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

ITEM 10.          CERTIFICATION:

                  Not Applicable


                                Page 5 of 6 pages
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 1998                   PNC BANK, NATIONAL ASSOCIATION
                                        as Executor of the Estate of
                                        Philip H. Glatfelter III



                                    By: /s/ Margaret A. West
                                        --------------------------------
                                        Margaret A. West, Vice President


                                Page 6 of 6 pages